Exhibit 5.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606-0089

August 5, 2026

ERP Operating Limited Partnership

c/o Board of Trustees

Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

We have served as special counsel for ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership”), the general partner of which is Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the offering by the Operating Partnership of $600,000,000 aggregate principal amount of its 4.950% Notes due October 1, 2031 (the “2031 Notes”) and $400,000,000 aggregate principal amount of its 5.450% Notes due October 1, 2036 (the “2036 Notes”, and together with the 2031 Notes, the “Notes”) as described in a Prospectus Supplement dated August 4, 2026 (the “Prospectus Supplement”). The Operating Partnership previously filed with the Securities and Exchange Commission (“SEC”) an effective registration statement on Form S-3 (the “Registration Statement”) relating to an unspecified amount of debt securities of the Operating Partnership (the “Securities”) (SEC File No. 333-287237-01), which Securities may be offered and sold by the Operating Partnership from time to time as set forth in the prospectus dated May 13, 2025 and filed as part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable the Operating Partnership to continue to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

We have examined and relied and base our opinion on originals or copies, certified or otherwise identified to our satisfaction, of the following documents and records and upon such matters of law as we have deemed necessary for the purposes of this opinion:

1. A copy of the Registration Statement, as filed, the Prospectus, as filed, and the Prospectus Supplement, as filed.

2. The Articles of Restatement of the Company, as amended, supplemented and restated (the “Declaration of Trust”), certified as of the date hereof by the Secretary of the Company.

ERP Operating Limited Partnership

August 5, 2026

3. The Ninth Amended and Restated Bylaws of the Company, as amended, certified as of the date hereof by the Secretary of the Company.

4. The Certificate of Limited Partnership of the Operating Partnership, as amended, certified as of the date hereof by the Secretary of the Company.

5. The Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of March 18, 2021 and effective as of January 1, 2020, certified as of the date hereof by the Secretary of the Company, as the general partner of the Operating Partnership.

6. Resolutions of the Board of Trustees of the Company, as the general partner of the Operating Partnership, adopted on May 20, 2026, relating to the authorization and offering of the Notes (the “Authorizing Resolutions”), each certified as of the date hereof by the Secretary of the Company.

7. Approval of Claudio Moreno, in his capacity as Senior Vice President and Treasurer of the Company, as the general partner of the Operating Partnership, dated as of August 4, 2026, of the terms and conditions of the Notes to be issued by the Operating Partnership pursuant to the Authorizing Resolutions.

8. The Standard Underwriting Provisions dated August 4, 2026, the terms of which are incorporated by reference into the related Terms Agreement dated August 4, 2026 by and among the Operating Partnership and each of Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (collectively, the “Purchase Agreement”).

9. The Indenture, dated October 1, 1994 between the Operating Partnership and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., as successor to the First National Bank of Chicago, as trustee (the “Trustee”) (as supplemented by that certain First Supplemental Indenture, dated as of September 9, 2004, between the Operating Partnership and the Trustee, as further supplemented by that certain Second Supplemental Indenture, dated as of August 23, 2006, between the Operating Partnership and the Trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of June 4, 2007, between the Operating Partnership and the Trustee, as further supplemented by that certain Fourth Supplemental Indenture, dated as of December 12, 2011, between the Operating Partnership and the Trustee, and as further supplemented by that certain Fifth Supplemental Indenture, dated as of February 1, 2016, between the Operating Partnership and the Trustee, the “Indenture”).

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August 5, 2026

10. A certificate executed by Scott J. Fenster, Executive Vice President, General Counsel and Corporate Secretary of the Company, dated as of the date hereof.

11. A certificate of good standing of the Operating Partnership issued by the Secretary of State of the State of Illinois on August 4, 2026.

12. A certificate of good standing of the Company issued by the Department of Assessments and Taxation of the State of Maryland on August 4, 2026.

The opinions set forth herein are qualified as stated therein and are qualified further by the following:

(a) This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply.

(b) We express no opinion as to the effect of the laws of any state or jurisdiction other than the State of Illinois, the State of New York and the laws of the United States of America upon the transactions described herein.

(c) In rendering the opinions set forth below, we have relied, to the extent we believe appropriate, as to matters of fact, (i) upon certificates or statements of public officials and of the officers of the Company, and (ii) upon representations and warranties contained in the Purchase Agreement and the Registration Statement, and we have made no independent investigation or verification of said facts. No opinion is being expressed as to the effect of any event, fact or circumstance of which we have no actual knowledge.

(d) We have assumed the competency of the signatories to the Purchase Agreement, the global certificates representing the Notes and certain officers’ certificates, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all records made available to us.

(e) We have assumed that (i) the Purchase Agreement has been duly authorized, executed and delivered by the parties thereto (other than our client), is within their corporate, trust, limited liability company or partnership power, and are their legal, valid and binding obligation(s) and that it is in compliance with all applicable laws, rules and regulations governing the conduct of their respective businesses and this transaction, (ii) the Purchase

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August 5, 2026

Agreement will be enforced in circumstances and in a manner which is commercially reasonable, (iii) the parties to the Purchase Agreement (other than our client) are not subject to any statute, rule or regulation or any impediment that requires them or our client to obtain the consent of, or to make any declaration or filing with, any governmental authority in connection with the transactions contemplated by the Purchase Agreement, and (iv) all terms, provisions and conditions relating to the transaction referred to in this opinion letter are correctly and completely reflected in the Purchase Agreement.

(f) The opinions hereafter expressed are qualified to the extent that: (i) the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles; (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction; (iii) the provisions of any document, agreement or instrument that (a) may require indemnification or contribution for liabilities under the provisions of any Federal or state securities laws or in respect to the neglect or wrongful conduct of the indemnified party or its representatives or agents, (b) purport to confer, waive or consent to the jurisdiction of any court, or (c) waive any right granted by common or statutory law, may be unenforceable as against public policy; and (iv) any provisions of the Purchase Agreement granting so-called “self-help” or extrajudicial remedies may not be enforceable.

(g) Requirements in the Purchase Agreement specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

(h) Whenever our opinion, with respect to the existence or absence of facts, is qualified by the phrase “to our knowledge” or a phrase of similar import, it indicates that during the course of our representation of the Operating Partnership in connection with the subject transaction no information has come to the attention of our attorneys who have worked on the subject transaction which would give us current actual knowledge of the existence or absence of such facts. Without limiting the generality of the foregoing, it is expressly understood that no opinion is expressed with regard to: (a) the financial ability of the Operating Partnership to meet its obligations under either the Indenture relating to the Notes or the Purchase Agreement; (b) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished to the purchasers by (or on behalf of) the Operating Partnership in connection with the Indenture, the Purchase Agreement or the Registration Statement; or (c) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any representations or warranties made by the Operating Partnership in the Indenture, the Purchase Agreement or the Registration Statement or other documents described herein, which are not the subject of any of the opinions

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stated herein. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Operating Partnership or any other matter. To the extent that any member of this firm may be involved as a principal with any of the entities or in any of the transactions described herein, the knowledge of such person obtained in such capacity of any events, facts or circumstances shall not be imputed to us in our capacity as counsel.

(i) We have examined the latest compilations that are available to us of the applicable statutes of such jurisdictions that relate to the issuance of the Notes and, in certain instances, the written regulations and rulings issued thereunder. We have not obtained special written rulings of the SEC, state securities commissions or other administrative bodies or officials charged with the administration of such statutes, regulations and rulings, and we have not obtained and do not rely on opinions of other counsel.

(j) Based upon the foregoing, and in reliance thereon, but subject to the assumptions, limitations and qualifications expressed herein, we are of the opinion that, as of the date hereof, following issuance of the Notes pursuant to the terms of the Purchase Agreement and the Indenture and receipt by the Operating Partnership of the consideration for the Notes specified in the resolutions and actions of the Company’s Board of Trustees and the approval of the Senior Vice President and Treasurer of the Company, as the general partner of the Operating Partnership, referred to above, the Notes will be validly issued and legally binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors’ rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing by the Operating Partnership of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent (i) to be named in the Registration Statement, and in the Prospectus Supplement, as attorneys who will pass upon the legality of the Securities to be sold thereunder and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,